Exhibit 3.1

CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
ACORDA THERAPEUTICS, INC.

Acorda Therapeutics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify as follows:

1.  The name of the Corporation is Acorda Therapeutics, Inc.  The date of filing of its original Certificate of Incorporation with the Secretary of the State of Delaware was March 17, 1995.

2.  Amendments to ARTICLE 4 of the Corporation’s Amended and Restated Certificate of Incorporation, set forth below, were duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

3.  Section 4.1 of the Corporation’s Certificate of Incorporation is amended to read in its entirety as follows:

“4.1  Authorized Capital.  The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 400,221,535, such shares being designated as follows: (i) 260,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”), and (ii) 140,221,535 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).  Effective as of           , 2003 (the “Effective Date”), every 12 shares of the Corporation’s issued and outstanding Common Stock shall be combined into 1 share of fully paid and nonassessable Common Stock of the Corporation.  No fractional shares of Common Stock of the Corporation shall be issued in connection with the reverse split.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of the Common Stock on such Effective Date as reasonably determined in good faith by the Board of Directors.”

4. Section 4.2.4 (b) of the Corporation’s Certificate of Incorporation is amended in part to read as follows:

“4.2.4 (b) Automatic Conversion.  All outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Rates provided therefor in Section 4.2.4(a) hereof upon the occurrence, contemporaneous or otherwise, of the first of the following:

(i)  The consummation of the Corporation’s sale of Common Stock pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with a firm commitment underwritten public offering in the United States by a United States underwriter (a “Public Offering”); provided that (1) the price to the public is to be no less than $1.00 per share (such price to be equitably adjusted in the event of any stock dividend, stock split, combination recapitalization or other similar event) and (2) the aggregate gross proceeds thereof are not less than U.S. $40,000,000.”

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
ACORDA THERAPEUTICS, INC.

ARTICLE 1

1.1.                              Name. The name of the corporation is Acorda Therapeutics, Inc. (the “Corporation”).

ARTICLE 2

2.1.                              Registered Agent and Office. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE 3

3.1.                              Purposes. The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”).

ARTICLE 4

4.1.                              Authorized Capital. The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 400,221,535, such shares being designated as follows: (i) 260,000,000 shares of Common Stock, par value 50.001 per share (the “Common Stock”), and (ii) 140,221,535 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

4.2.                              Preferred Stock.

4.2.1.                     Designation of Preferred Stock.

(a)                                  The Preferred Stock is divided into ten series as follows: 1,646,068 shares of Preferred Stock are denominated as Series A Preferred Stock (the “Series A Preferred Stock”); 2,250,000 shares of Preferred Stock are denominated as Series B Preferred Stock (the “Series B Preferred Stock”); 333,333 shares of Preferred Stock are denominated as Series C Preferred Stock (the “Series C Preferred Stock”); 400,000 shares of Preferred Stock are denominated as Series D Preferred Stock (the “Series D Preferred Stock”); 1,844,289 shares are denominated as Series E-1 Preferred Stock (the “Series E-1 Preferred Stock”); 5,628,323 shares are denominated as Series E-2 Preferred Stock (the “Series E-2 Preferred Stock”) (collectively, Series E-1 Preferred Stock and Series E-2 Preferred Stock are referred to as the “Series E Preferred Stock”); 2,300,000 shares are denominated as Series F Preferred Stock (the ‘Series F Preferred Stock”); 1,250,000 shares are denominated as Series G Preferred Stock (the “Series G

Preferred Stock”); 1,575,229 shares are denominated as Series H Preferred Stock (the “Series H Preferred Stock”); 10,204,047 shares are denominated as Series I Preferred Stock (the “Series I Preferred Stock”); and 112,790,246 shares are denominated as Series J Preferred Stock (the “Series j Preferred Stock”). The Series A Preferred Stock, Series B Preferred Stock, Series C Preferred stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock, Series H Preferred Stock, Series I Preferred Stock and any other series of Preferred Stock hereafter created after the Effective Date (as hereafter defined) which has rights, preferences or privileges junior to those of the Series J Preferred Stock with respect to dividends, distributions, liquidation preference or redemption are sometimes referred to collectively herein as the “Junior Preferred Stock”.

(b)                                 Authorized and unissued shares of Series G Preferred Stock may be issued only upon the exercise of the conversion right provided for in Section 3 of the Corporation’s “Full Recourse Convertible Promissory Note” (the “Convertible Note”) dated January 22, 1997 in the principal amount of $2,500,000 made payable to Elan International Services, Ltd., a Bermuda corporation (“EIS”).

4.2.2.                     Dividends and Distributions.

(a)                                  Holders of shares of Series J Preferred Stock shall be entitled to receive a preferential cumulative dividend, out of any assets legally available therefor, at a rate of $.0392 per share per annum (as adjusted for any stock dividends, combinations or splits with respect to such shares) when, as and if declared by the Board of Directors of the Corporation (the “Board of Directors”), prior and in preference to any declaration or payment of any dividend on any Junior Preferred Stock or the Common Stock. Such dividends shall be deemed to accrue on each share of the Series J Preferred Stock commencing on its issuance date, whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends but shall be payable only when such dividends are declared by the Board of Directors or upon a Liquidation or redemption as provided herein. Dividends shall be cumulative but not compound. If such dividends in respect of any prior or current dividend period shall not have been declared and paid or if there shall not have been a sum sufficient for the payment thereof set apart for later payment, the deficiency shall first be fully paid before any dividend or other distribution shall be paid or declared and set apart with respect to any class of the Corporation’s capital stock, now or hereafter outstanding.

(b)                                 After payment of the dividends required by Section 4.2.2(a), any additional dividends declared shall be distributed among all holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock held by each such holder (or with respect to a holder of Preferred Stock the number of shares of Common Stock into which the holder’s Preferred Stock is convertible). No dividends shall be declared or paid on the Common Stock unless and until the holders of Preferred Stock shall have received all declared or accrued but unpaid dividends to which they are entitled under this Section 4.2.2.

(c)                                  Notwithstanding anything to the contrary contained herein, in the event the Corporation shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution with respect to Common Stock payable in (i) securities of the Corporation other than shares of Common Stock or (ii) assets, then, and in each such event, the holders of Series J Preferred Stock shall receive prior to and in preference of any such dividend or distribution on the Common Stock securities and assets in amounts equivalent to the cash that would have been required to be distributed pursuant to Section 4.2.2(a), and then the holders of Preferred Stock (including Series J Preferred Stock) shall receive, at the same time distribution is made to the holders of Common Stock, the number of securities or other assets which they would have received had their Preferred Stock been converted into Common Stock, immediately prior to the record date for determining holders of Common Stock entitled to receive such distribution.

(d)                                 The Corporation shall not declare or pay any dividends on, or purchase, redeem, retire or otherwise acquire for value, any shares of its capital stock junior to the Preferred Stock (or rights, options or warrants to purchase such shares) now or hereafter outstanding, return any capital or make any distributions of assets to the holders of any capital stock junior to the Preferred Stock, or permit any Subsidiary to do any of the foregoing. “Subsidiary” or “Subsidiaries” means any corporation, partnership, or joint venture or other entity of which the Corporation and/or any of its other Subsidiaries (as herein defined) directly or indirectly owns at the time at least fifty percent (50%) of the outstanding voting shares or similar interests. Notwithstanding the foregoing, Subsidiaries may declare and make payment of cash and stock dividends, return capital and make distributions of assets to the Corporation, and nothing contained in the foregoing shall prevent the Corporation from: (i) effecting a stock split or declaring or paying any dividend consisting of shares of any class of capital stock paid to the holders of shares of such class of capital stock subject to the provisions of this Certificate; (ii) complying with any specific provision of the terms of the Preferred Stock in accordance with its terms; (in) declaring and paying all accrued dividends on the Preferred Stock, or (iv) redeeming or repurchasing any stock of a deceased stockholder out of proceeds of insurance held by the Corporation on that stockholder’s life or redeeming or repurchasing any stock of any director, officer, employee, advisor, consultant or other person or entity, pursuant to a stock repurchase agreement or stock restriction agreement under which the Corporation has the right or obligation to repurchase such shares in the event of death, termination of employment or of the consulting arrangement, or other similar discontinuation of a business relationship.

4.2.3.                     Liquidation.

(a)                                  The holders of Preferred Stock shall have preferential rights to the assets of the Corporation upon the occurrence of a “Liquidation”. For purposes of this Section 4.2.3, a “Liquidation” means a liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, and shall also be deemed to be occasioned by, and to include (but not be limited to) (i) the Corporation’s sale, license or other disposition of all or substantially all of its assets, (ii) or the merger, share exchange, consolidation or other reorganization or combination of the Corporation with or into another entity (A) resulting in the exchange of the outstanding shares of the Corporation for securities or consideration issued, or caused to be issued, by the other entity or its subsidiary or (B) whereby the Corporation is the surviving entity, but the Corporation’s stockholders immediately prior to the consummation of such merger or consolidation own less than fifty-one percent (51%) of the voting power of the Corporation or the acquiring entity immediately following the consummation of such merger, share exchange, consolidation or reorganization or combination. An event set forth in clauses (A) and (B) of the preceding sentence shall not be treated as a Liquidation if both the holders of a majority of the

Series J Preferred Stock then outstanding voting as a separate class and the holders of a majority of the Junior Preferred Stock voting separately as a class voting on an as if converted to Common Stock basis each elect not to treat the event as a Liquidation.

(b)                                 Upon a Liquidation, before any distribution or payment is made to any holders of Junior Preferred Stock or Common Stock, the holders of each share of Series I Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock of all classes, whether such assets are capital, surplus or earnings (“Available Assets”), an amount equal to the greater of:

(i)                                     the sum of (A) an amount per share of Series J Preferred Stock equal to the Original Issue Price of the Series J Preferred Stock (subject to equitable adjustment for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Preferred Stock) plus (B) all accrued or declared but unpaid dividends on such share of Series J Preferred Stock, up to and including the date upon which full payment shall be tendered to the holders of Series J Preferred Stock with respect to such Liquidation; provided, however, that the amount payable pursuant to clause (B) shall not exceed the Original Issue Price of the Series J Preferred Stock (subject to equitable adjustment for any stock dividend, stock split, combination, reorganization, reclassification or other similar event involving a change in the capital structure of the Series J Preferred Stock) less the aggregate amount of the dividends paid in cash on such share of Series J Preferred Stock prior to such liquidation event; or

(ii)                                  such amount per share of Series J Preferred Stock as would have been payable had each share of Preferred Stock which is convertible into Common Stock (pursuant to Section 4.2.4) been so converted immediately prior to such Liquidation plus all accrued and unpaid dividends on such share up to and including the date on which payment shall be made to the holder of such share with respect to such Liquidation.

(iii)                               If upon a Liquidation the Available Assets shall be insufficient to pay the holders of Series J Preferred Stock the fall aforesaid liquidation amounts to which they are entitled, then Available Assets shall be distributed to such holders pro rata in accordance with the number of shares of Series J Preferred Stock held by each such holder.

(c)                                  Upon a Liquidation, after payment shall have been made to the holders of Series J Preferred Stock of the full amounts to which they shall be entitled under this Section 4.2.3(b) and prior and in preference to any distribution or payment to any holders of Common Stock but subject to the liquidation rights and preferences of any class or series of Preferred Stock designated in the future to be senior to the Junior Preferred Stock with respect to liquidation preference, the holders of Series I Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series H Preferred Stock shall be entitled to receive out of the Available Assets, on a pro rata basis, an amount for each share of Series I Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series H Preferred Stock, respectively, held by such holder equal to the sum of (A) (i) $3.89 for each such outstanding share of Series I Preferred Stock, (ii) $1.3069 for each such outstanding share of Series E-l Preferred Stock, (iii) $1.0707 for each such outstanding share of Series E-2 Preferred Stock, (iv) $1.0907 for each such outstanding share of Series F Preferred Stock and (v) $1.3591 for each such outstanding share of Series H Preferred Stock (in each case as adjusted for any stock dividends, combinations or splits with respect to such shares) and (B) in each case, an amount equal to all declared but unpaid dividends on each such share issued. If upon a Liquidation the remaining Available Assets are insufficient to pay the holders of Series I Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series H Preferred Stock the full aforesaid preferential amounts set forth in this Section 4.2.3(c), then the remaining Available Assets shall be distributed ratably among the holders of the Series I Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series H Preferred Stock in proportion to the product of the above liquidation preference of each such share set forth in this Section 4.2.3(c) and the number of such shares owned by each such holder.

(d)                                 Upon a Liquidation, after payment shall have been made to the holders of Series J Preferred Stock of the full amounts to which they shall be entitled under Section 4.2.3(b) and after payment shall have been made to the holders of the Series E Preferred Stock, Series F Preferred Stock, Series H Preferred Stock and Series I Preferred Stock of the full amounts to which they shall be entitled under Section 4.2.3(c), and prior and in preference to any distribution or payment to any holders of Common Stock but subject to the liquidation rights and preferences of any class or series of Preferred Stock designated in the future to be senior to the Junior Preferred Stock with respect to liquidation preference, the holders of each outstanding share of Series E-1 Preferred Stock, Series E-2 Preferred Stock, Series F Preferred Stock and Series H Preferred Stock shall be entitled to be paid out of remaining Available Assets an amount per share equal to $0.2556, $0.2093, $0.21355 and $0.2659, respectively, (in each case as adjusted for any stock dividends, combinations or splits with respect to such shares) plus an amount equal to all declared but unpaid dividends thereon, as applicable. If upon a Liquidation the remaining Available Assets are insufficient to pay the holders Series E Preferred Stock, Series F Preferred Stock and Series H Preferred Stock to the full aforesaid preferential amounts set forth in this Section 4.2.3(d), then the remaining Available Assets shall be distributed ratably among the holders of the Series E Preferred Stock, Series F Preferred Stock and Series H Preferred Stock in proportion to the product of the above liquidation preference of each such share set forth in this Section 4.2.3(d) and the number of such shares owned by each such holder.

(e)                                  Upon a Liquidation, after payment shall have been made to the holders of Series J Preferred Stock of the full amounts to which they shall be entitled under Section 4.2.3(b), after payment shall have been made to the holders of the Series E Preferred Stock, Series F Preferred Stock, Series H Preferred Stock and Series I Preferred Stock of the full amounts to which they shall be entitled under Section 4.2.3(c) and after payment shall have been made to the holders of Series E-1 Preferred Stock, Series E-2 Preferred Stock, Series F Preferred Stock and Series H Preferred Stock of the full amounts to which they are entitled under Section 4.2.3(d), and prior and in preference to any distribution or payment to any holders of Common Stock but subject to the liquidation rights and preferences of any class or series of Preferred Stock designated to be senior to the Junior Preferred Stock with respect to liquidation preference, the holders of each outstanding share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E-1 Preferred Stock, Series E-2 Preferred Stock, Series F Preferred Stock, Series G Preferred Stock and Series H Preferred Stock shall be entitled to be paid out of remaining Available Assets an amount per share up to and including such amounts paid in accordance with the provisions of subsections (c) and (d) above, equal to $1.00, $2.00, $3.00, $12.50, $3.125, $2.56, $5.217, the greater of $2.00 and 80% of the closing price per share of the Institutional Financing (as defined below) most recently completed by the Company prior to the issuance of the Series G Preferred Stock (the “Series G Issuance Price”) and $3.25, respectively (in each case as adjusted for any stock dividends, combinations or splits with respect to such shares) (with respect to each class of Preferred Stock, an “Original Price”), plus an amount equal to all declared but unpaid dividends thereon, as applicable. If upon a Liquidation the remaining Available Assets are insufficient to pay the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E-1 Preferred Stock, Series E-2 Preferred Stock, Series F Preferred Stock, Series G Preferred Stock and Series H Preferred Stock the full aforesaid preferential amounts set forth in this Section 4.2.3(e), then the remaining Available Assets shall be distributed ratably, in the proportion to the product of the above liquidation preference of each share and the number of such shares owned by each such holder, in the following order of priority: (i) first, pro rata among (1) the holders of the outstanding shares of Series H Preferred Stock in an amount per share equal to fifty (50%) percent of the Original Price for such outstanding shares, plus declared but unpaid dividends, (2) the holders of the outstanding shares of Series F Preferred Stock in an amount per share equal to twenty five (25%) percent of the Original Price for such shares, plus declared but unpaid dividends, and (3) the holders of the outstanding shares of Series E-1 Preferred Stock and Series E-2 Preferred Stock in an amount per share equal to fifty (50%) of the Original Prices for such outstanding shares, plus declared but unpaid dividends; and (ii) second, pro rata among (1) the holders of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series G Preferred Stock, in the same relative proportion as the Original Prices of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series G Preferred Stock, plus declared but unpaid dividends, and (2) the holders of the Series F Preferred Stock in an amount per share equal to fifty percent (50%) of the Original Price for such shares, plus declared but unpaid dividends.

(f)                                    Upon conversion of shares of Preferred Stock into Common Stock pursuant to Section 4.2.4, the holders of such Common Stock shall not be entitled to any preferential payment or distribution in case of a Liquidation, but shall share ratably in any distribution of the assets of the Corporation to all holders of Common Stock.

(g)                                 In any Liquidation, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value, as determined in good faith by the Board of Directors of the Corporation or, if the Board so decides, by a committee of independent directors (in either case, the Board or the committee may retain an independent investment banking firm to advise with respect to fair market value); however, if the non-cash consideration is securities, the fair market value shall be determined as follows:

(i)                                     if the securities are traded on a securities exchange or through the Nasdaq Stock Market, Inc. (“Nasdaq”), the average of the closing prices of the securities on such exchange or Nasdaq during the thirty-day period ending three (3) days prior to the closing;

(ii)                                  if the securities are actively traded over-the-counter but not on Nasdaq, the value shall be deemed to be the average of the closing bid prices over the thirty-day period ending three (3) days prior to closing; and

(iii)                               if there is no active public market for the securities, the fair market value thereof; as mutually determined by the Corporation and the holders of a majority of the Preferred Stock voting as a single class on an as if converted to Common Stock basis.

4.2.4.                     Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)                                  Right to Convert. Each holder of record of shares of Preferred Stock may, without the payment of any additional consideration, at any time, upon surrender to the Corporation of the certificates therefor at the principal office of the Corporation or at such other place as the Corporation shall designate, convert all or any part of such holder’s shares of Preferred Stock into such number of fully paid and non-assessable shares of Common Stock of the Corporation (as such Common Stock shall then be constituted) equal to (i) in the case of the Series A Preferred Stock, the product of (x) the number of shares of Series A Preferred Stock that such holder shall then surrender to the Corporation and (y) the number determined by dividing $1.00 (the “Series A Original Issue Price”) by the Series A Conversion Price (as hereinafter defined) in effect at the time of conversion; (ii) in the case of the Series B Preferred Stock, the product of (x) the number of shares of Series B Preferred Stock that such holder shall then surrender to the Corporation and (y) the number determined by dividing $2.00 (the “Series B Original Issue Price”) by the Series B Conversion Price (as hereinafter defined) in effect at the time of conversion; (iii) in the case of the Series C Preferred Stock, the product of (x) the number of shares of Series C Preferred Stock that such holder shall then surrender to the Corporation and (y) the number determined by dividing $3.00 (the “Series C Original Issue Price”) by the Series C Conversion Price (as hereinafter defined) in effect at the time of conversion; (iv) in the case of the Series D Preferred Stock, the product of (x) the number of shares of Series D Preferred Stock that such holder shall then surrender to the Corporation and (y) the number determined by dividing $2.00 (the “Series D Original Issue Price”) by the Series D Conversion Price (as hereinafter defined) in effect at the time of the conversion; (v) in the case of the Series E- 1 Preferred Stock, the product of (x) the number of shares of Series E-I Preferred Stock that such holder shall then surrender to the Corporation and (y) the number determined by dividing $2.70 (the “Series E-1 Original Issues Price”) by the Series E-1 Conversion Price (as hereinafter defined) in effect at the time of the conversion; (vi) in the case of Series E-2 Preferred Stock, the product of (x) the number of shares of Series E-2 Preferred Stock that such holder shall then surrender to the Corporation and (y) the number determined by dividing $2.70 (the “Series E-2 Original Issue Price”) by the Series E-2 Conversion Price (as hereinafter defined) in effect at the time of the conversion; (vii) in the case of the Series F Preferred Stock, the product of (x) the number of shares of Series F Preferred Stock that such holder shall then surrender to the Corporation and (y) the number determined by dividing $2.70 (the “Series F Original Issue Price”) by the Series F Conversion Price (as hereinafter defined) in effect at the time of the conversion; (viii) in the case of Series G Preferred Stock, the product of (x) the number of shares of Series G Preferred Stock that such holder shall then surrender to the Corporation and (y) the number determined by dividing (1) the greater of $2.00 or 80% of the closing price per share of the most recently completed bona fide equity financing of the Corporation with any institutional or venture capital or similar financing source most recently completed by the Corporation prior to the issuance of the Series G Preferred Stock (the “Series G Original Issuance Price”) by (II) the Series G Conversion Price (as hereinafter defined) in effect at the time of conversion; (ix) in the case of Series H Preferred Stock, the product of (x) the number of shares of Series H Preferred Stock that such holder shall then surrender to the Corporation and (y) the number determined by dividing $3.25 (the “Series H Original Issue Price”) by the Series H Conversion Price (as hereinafter defined) in effect at the time of the conversion; (x) in the case of the Series I Preferred Stock, the product of (x) the number of shares of Series I Preferred Stock that such holder shall then surrender to the Corporation and (y) the number determined by dividing $3.89 (the “Series I Original Issue Price”) by the Series I Conversion Price (as hereinafter defined) in effect the time of the conversion; and (xi) in the case of the Series J Preferred Stock, the product of (x) the number of shares of Series J Preferred Stock that such bolder shall then surrender to the Corporation and (y) the number determined by dividing $.49 (the “Series J Original Issue Price”) by the Series J Conversion Price (as hereinafter defined) in effect from time to time. The resulting conversion rate applicable from time to time to a particular series shall be referred to hereinafter as the “Conversion Rate.”

As of the Effective Date, the Series A Conversion Price shall be $.581 per share, the Series B Conversion Price shall be $.760 per share, the Series C Conversion Price shall be $.938 per share, the Series D Conversion Price shall be $.760 per share, the Series E-1 Conversion Price and the Series E-2 Conversion Price shall each be $.885 per share, the Series F Conversion Price shall be $.885 per share, the Series G Conversion Price shall be the number equal to the Series G Original Issuance Price, the Series H Conversion Price shall be $.983 per share, the Series I Conversion Price shall be $1.097 per share and the Series J Conversion Price shall be $.49 per share.

(b)                                 Automatic Conversion. All outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Rates provided therefor in Section 4.2.4(a) hereof upon the occurrence of the first of the following:

(i)                                     The consummation of the Corporation’s sale of Common Stock pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with a firm commitment underwritten public offering in the United States by a United States underwriter (a “Public Offering”); provided that (1) the price to the public is not less than U.S. $1.23 per share (such price to be equitably adjusted in the event of any stock dividend, stock split, combination recapitalization or other similar event) and (2) the aggregate gross proceeds thereof are not less than U.S. $40,000,000; or

(ii)                                  Upon the approval of such conversion by the written consent of the holders of a majority of the then outstanding shares of Series J Preferred Stock voting together as a single class and the holders of a majority of the then outstanding shares of Preferred Stock, voting separately as a single class on an as if converted to Common Stock basis.

(c)                                  Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of the Common Stock on such conversion date as reasonably determined in good faith by the Board of Directors. Before any holder of Preferred Stock shall be entitled to convert the same pursuant to Section 4.2.4(a) into full shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that the holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section 4.2.4(b) above, the outstanding shares of Preferred Stock will be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, provided, further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement, reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock; however, no holder of Preferred Stock shall be entitled to any payment by reason of any accrued but undeclared dividends on such Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted in accordance with Section 4.2.4(a) or on the effective date of the approval of the conversion by the holders of the then outstanding shares of Series T Preferred Stock and Preferred Stock (in accordance with Section 4.2.4(b)(ii), above), or upon the date of consummation of a Public Offering satisfying the criteria for automatic conversion (in accordance with Section 4.2.4(b)(i)) and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with a Public Offering, the conversion shall be conditioned upon the closing of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of the sale of such securities.

(d)                                 Adjustments to Conversion Price for Diluting Issues.

(i)                                     (A) If the Corporation shall after the Effective Date issue any Additional Stock (as hereinafter defined) without consideration or for a consideration per share less than the Series J Conversion Price in effect immediately prior to the issuance of such Additional Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in

(1)                                  The aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections (d)(i)(C) and (d)(i)(D) of this Section 4.2.4), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

(2)                                  The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections (d)(i)(C) and (d)(i)(D) of this Section 4.2.4);

(3)                                  In the event of any change in the number of shares of Common Stock deliverable upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of each series of Preferred Stock in effect at the time shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment that was made upon the issuance of such options, rights, or securities not converted prior to such change or the options or rights related to such securities not converted prior to such change been made upon the basis of such change (but not in excess of the Conversion Price immediately before the original adjustment for such options or rights), but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise of any such options or rights or the conversion or exchange of such securities; and

(4)                                  Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange, or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of each series of Preferred Stock shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment that was made upon the issuance of such options, rights, or securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(A)                              In addition to any other adjustments provided for hereunder, the Series I Conversion Price shall be adjusted upon the issuance by the Corporation, after the Effective Date, of any shares of, or warrants or other securities convertible into or exchangeable for, shares of Series B Preferred Stock (not including up to 100,000 shares of Series B Preferred Stock issued upon exercise of warrants issued and outstanding as of the Effective Date) or Series G Preferred Stock (but not upon the conversion of any such shares) (such shares, warrants and other securities, each a “Series I Special Dilutive Issuance”) such that the Series I Conversion Price shall equal the amount obtained by the following calculations: (1)

divide $78,011,386 by the sum of (y) 20,054,341 and (z) the number of shares of Common Stock which would have been issuable upon full exercise and/or conversion of all securities (including shares of Preferred Stock into which such securities are convertible or exercisable) included within such Series I Special Dilutive Issuance, as if such issuance and full exercise and/or conversion had occurred immediately prior to the Effective Date; (2) multiply the result in item (I) by a fraction the numerator of which is the Series I Conversion Price in effect at the time of the Series I Special Dilutive Issuance and the denominator of which is $3.89; (3) subtract the result in item (2) from the Series I Conversion Price in effect at the time of the Series I Special Dilutive Issuance; (4) multiply the result in item (3) by seventy-five percent; and (5) subtract the result in item (4) from the Series I Conversion Price in effect at the time of the Series I Special Dilutive Issuance. The above formula shall be adjusted equitably to account for stock splits, stock dividends, reclassifications, subdivisions, combinations or other such events. This adjustment shall be recalculated upon each Series I Special Dilutive Issuance. Notwithstanding anything herein to the contrary, if an adjustment is made under this Section 4.2.4(d)(i)(F) upon the issuance by the Corporation of any warrant or other security convertible into or exchangeable for Preferred Stock of the Corporation, there shall be no subsequent adjustment under this Section 4.2.4(d)(i)(F) upon the exercise, conversion or exchange of such instrument. No adjustment made pursuant to this Section 4.2.4(d)(i)(F) shall adjust the Conversion Price of any series of Preferred Stock other than Series I Preferred Stock and as provided in Section 4.2.4(d)(i)(G) for the Series I Preferred Stock.

(B)                                In addition to any other adjustments provided for hereunder, the Series J Conversion Price shall be adjusted upon the issuance by the Corporation, after the Effective Date, of any shares of, or warrants or other securities convertible into or exchangeable for, shares of Series B Preferred Stock (not including up to 100,000 shares of Series B Preferred Stock issued upon exercise of warrants issued and outstanding as of the Effective Date), Series D Preferred Stock or Series G Preferred Stock (but not upon the conversion of any such shares) (such shares, warrants and other securities, a “Series J Special Dilutive Issuance”) such that the Series J Conversion Price shall equal the amount obtained by the following calculations: (1) divide $41,105,131 by the sum of (x) 83,888,023, (y) the number of shares of Common Stock which would have been issuable upon full exercise and/or conversion of all securities (including shares of Preferred Stock into which such securities are convertible or exercisable) included within such Series J Special Dilutive Issuance, as if such issuance and full exercise and/or conversion had occurred immediately following the Effective Date; (z) the difference, if any, between the number of shares of Common Stock issuable upon conversion of Series I Preferred Stock immediately following each adjustment made pursuant to Section 4.2.4(d)(i)(F) (if such Series J Special Dilutive Issuance also constitutes a Series I Special Dilutive Issuance) and the number of shares of Common Stock issuable upon conversion of Series I Preferred Stock immediately prior to any such adjustment; (2) multiply the result in item (1) by a fraction the numerator of which is the Series J Conversion Price in effect at the time of the Series J Special Dilutive Issuance and the denominator of which is $.49. The above formula shall be adjusted equitably to account for stock splits, stock dividends, reclassifications, subdivisions, combinations or other such events. This adjustment shall be recalculated upon each Series J Special Dilutive Issuance and upon each adjustment to the Series I Conversion Price required by Section 4.2.4(d)(i)(F). Notwithstanding anything herein to the contrary, if an adjustment is made under this Section 4.2.4(d)(i)(G) upon the issuance by the Corporation of any warrant or other security convertible into or exchangeable for Preferred Stock of the Corporation, there shall be no subsequent adjustment under this Section 4.2.4(d)(i)(G) upon the exercise, conversion or exchange of such instrument. No adjustment made pursuant to this Section 4.2.4(d)(i)(G) shall adjust the Conversion Price of any series of Preferred Stock other than Series J Preferred Stock.

(ii)                                  “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection (d)(i)(E) of this Section 4.2.4) by the Corporation after the date of effectiveness of this Amended and Restated Certificate of Incorporation (the “Effective Date”) other than:

(A)                              Common Stock issued pursuant to a transaction described in subparagraph (d)(iii) of this Section 4.2.4;

(B)                                Common Stock (or options or warrants therefor) issued or issuable to officers, employees, or directors of, or consultants to, the Corporation pursuant to an equity incentive plan or other arrangement approved by the Board of Directors; provided, however, that the number of shares of Common Stock so issued or issuable shall not exceed 20,522,563 shares;

(C)                                Common Stock issued or issuable upon conversion of any shares of any series of Preferred Stock;

(D)                               Up to 340,000 shares of Series A Preferred Stock, up to 100,000 shares of Series B Preferred Stock and up to 40,000 shares of Common Stock issuable upon exercise of warrants outstanding as of the Effective Date;

(E)                                 Up to 1,250,000 shares of Series B Preferred Stock and up to 400,000 shares of Series D Preferred Stock issuable upon conversion of any convertible promissory notes outstanding as of the Effective Date;

(F)                                 Series G Preferred Stock issuable upon conversion of the Convertible Note;

(G)                                Shares of Common Stock or Preferred Stock issued after the Effective Date, or that becomes issuable pursuant to the exercise of warrants therefor granted after the Effective Date, in connection with any equipment lease, vendor or customer relationship or similar non-equity financing transaction approved by the Board of Directors in accordance with reasonable and customary business practices; provided, however, for purposes of making adjustments to the Conversion Prices of Series E- 1 Preferred Stock, Series E-2 Preferred Stock, Series I Preferred Stock and Series J Preferred Stock, the aggregate number of shares of Common Stock so issued or that are issuable upon the exercise of any such warrants or the conversion of any such Preferred Stock or the exercise of any such warrants to purchase Preferred Stock and the conversion of such Preferred Stock in all such financing transactions shall not exceed at the time of such issuance, and after giving effect thereto and the exercise of any such warrants, one percent (1%) of the “Fully Diluted Common Stock”;

(H)                               Series I Preferred Stock; or

(I)                                    Shares of Common Stock issued as consideration in bona fide, arm’s length transactions approved by the Board of Directors involving acquisitions of other persons or assets, strategic licensing transactions and the like.

For purposes hereof the term “Fully Diluted Common Stock” means at any time the sum of (x) all shares of Common Stock outstanding at such time, whether or not vested, (y) all shares of Common Stock issuable upon the exercise of any option or warrant therefor, without regard to vesting, and (z) all shares of Common Stock issuable upon the exercise of any conversion or exchange right or right to purchase contained in any obligation or security (other than Common Stock) convertible into or exchangeable for shares of Common Stock, including, without limitation, upon the conversion of shares of any series of Preferred Stock.

(iii)                               Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split or otherwise than a payment of a dividend in Common Stock), into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(iv)                              Adjustments for Stock Dividends. In the event that the Corporation shall at any time or from time to time after the Effective Date declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, then such event shall be considered to be a subdivision and the Conversion Price for each series of Preferred Stock in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased, as appropriate. In the event that the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

(v)                                 Adjustments for Other Distributions. In the event the Corporation at any time or from time to time makes or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Corporation other than shares of Common Stock or property, other than cash and other than as otherwise adjusted in this Section 4.2.4, then and in each such event the holders of each series of Preferred Stock shall receive, concurrent with such distribution, the amount of securities of the Corporation that they would have received had their Preferred Stock been converted into Common Stock on the date of such event.

(vi)                              Adjustments for Reclassification Exchange and Substitution. If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of capital stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price of each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that such Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock that the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of capital stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of any series of Preferred Stock, as the case may be, immediately before such change.

(e)                                  No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4.2.4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

(f)                                    Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 4.2.4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms thereof and furnish to each holder of each series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of any series of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments; (ii) the respective Conversion Price at the time in effect; and (iii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of the respective series of Preferred Stock.

(g)                                 Notices of Record Date. In the event that this Corporation shall propose at any time:

(i)                                     to declare any dividend or distribution upon its Common Stock, whether in cash, property, capital stock, or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii)                                  to offer for subscription pro rata to the holders of any class or series of its capital stock any additional shares of capital stock of any class or series or other rights;

(iii)                               to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iv)                              to merge with or into any other corporation, or sell, lease, or convey all or substantially all its property or business, or to liquidate, dissolve, or wind up;

then, in connection with each such event, the Corporation shall send to the holders of the Preferred Stock at least twenty (20) days prior written notice of the date on which a record shall be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above. Each such written notice shall be given by overnight courier, postage prepaid, addressed to the holders of the Preferred Stock at the address for each such holder as shown on the books of the Corporation.

(h)                                 Reservation of Stock Issuable upon Conversion. The Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of each series of Preferred Stock, as applicable, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

4.2.5.                     Series E. I and J Redemption.

(a)                                  Holders’ Election. Holders of the issued and outstanding Series E Preferred Stock, Series I Preferred Stock and Series J Preferred Stock (the “Redeemable Preferred Stock”) may at any time on or after June 30, 2008 require the Corporation to redeem all or any portion of such Holders’ Redeemable Preferred Stock at the redemption price specified in Section 4.2.5(b); provided, however, that no holder of Redeemable Preferred Stock may so require such redemption unless and until (i) the holders of not less than a majority of Redeemable Preferred Stock then issued and outstanding make such election and (ii) the holders of a majority of the Series J Preferred Stock then issued and outstanding make such election (together, the “Majority Election”) prior to September 30, 2008. The foregoing election shall be made by such holders of Redeemable Preferred Stock by delivering to the Corporation written notice of election to redeem, setting forth the number of shares of Redeemable Preferred to be redeemed. The date for such redemption (the “Redemption Date”) shall be thirty (30) days after the Majority Election occurs, but not before June 30, 2008. At least fifteen (15) but no more than thirty (30) days prior to the Redemption Date, the Corporation shall provide written notice to each holder of record (at the close of business on the day preceding the next day on which notice is given) of Redeemable Preferred Stock, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares redeemable by such holder, the Redemption Date, the redemption price for each share of Redeemable Preferred Stock, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed should such holder elect to redeem all or some of his Redeemable Preferred Stock (the “Redemption Notice”).

(b)                                 Redemption Price. The redemption price for each share of Redeemable Preferred Stock redeemed pursuant to this Section 4.2.5 shall be the Original Issue Price therefor as set forth in Section 4.2.4 hereof, plus accrued but unpaid dividends thereon up to and including the date upon which payment shall be made to the holder of the Redeemable Preferred Stock with respect to such redemption. One half of such aggregate redemption price for all Redeemable Preferred Stock shall be payable in cash in immediately available funds on the Redemption Date and the second half of such aggregate redemption price for all Redeemable Preferred Stock shall be payable in immediately available funds, without interest, on the first anniversary of the Redemption Date; however, all Series J Preferred Stock that have elected to be redeemed shall be redeemed by the Corporation by payment of the full redemption price thereon prior to the Corporation making any redemption payment on any other Redeemable Preferred Stock. Until the full redemption price has been paid in cash for all shares of Redeemable Preferred Stock being redeemed, (A) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any share of the Corporation’s capital stock, (B) no shares of capital stock of the Corporation (other than Redeemable Preferred Stock in accordance with this Section 4.2.5) shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking or other analogous fund for the purchase, redemption or acquisition thereof, provided that the Corporation may, to the extent that it may lawfully do so, redeem at their original cost shares of its outstanding equity securities held by departing employees of the Corporation pursuant to the terms of any stock option or purchase plan or arrangement approved by the Board of Directors (other than those of departing executive officers of the Corporation) notwithstanding that all shares of Redeemable Preferred Stock requested to be redeemed hereunder shall not therefor have been redeemed, and (C) the Corporation will not permit any subsidiary or other affiliate to redeem, purchase or otherwise acquire for value, or set apart for any sinking or other analogous fund for the purchase, redemption or acquisition of any shares of the Corporation’s capital stock (other than Series J Preferred Stock in accordance with this Section 4.2.5).

(c)                                  Redemption Prohibited. If, at a redemption payment date, the Corporation is prohibited under applicable law from redeeming all shares of Redeemable Preferred Stock requested to be redeemed hereunder, then the Corporation shall redeem shares of Series J Preferred Stock on a pro rata basis among the holders of Series J Preferred Stock in proportion to the number of shares of Series J Preferred Stock being redeemed from each holder and shall redeem the remaining shares of Series J Preferred Stock that it would have been required to redeem on such payment date but for the legal prohibition as soon as the Corporation is not legally prohibited from redeeming all or some of such shares. Any shares of Redeemable Preferred Stock not redeemed shall remain outstanding and entitled to all of the rights and preferences provided in this Article 4. After all Series J Preferred Stock requested to be redeemed has been redeemed by payment in full, then the Corporation shall redeem remaining Redeemable Stock requested to be redeemed; however, if at a redemption payment date the Corporation is prohibited under applicable law from redeeming all such remaining Redeemable Preferred Stock requested to be redeemed hereunder, then the Corporation shall redeem such remaining Redeemable Preferred Stock on a pro rata basis among the holders thereof in proportion to the full respective redemption amounts to which the holders thereof are entitled hereunder to the extent the Corporation is not so legally prohibited from doing so and shall redeem the remaining shares of Redeemable Preferred Stock requested to be redeemed as soon as the Corporation is not legally prohibited from redeeming all or some of such shares. In the event that the Corporation fails to redeem shares for which redemption is required pursuant to this Section 4.2.5 by reason of a legal prohibition or otherwise, then during the period from the applicable Redemption Date through the date on which such shares are redeemed, the applicable redemption price of such shares shall bear interest at the rate of ten percent (10%) per annum, which interest rate shall increase by an additional one-half percent (0.5%) per annum at the end of each six (6) month period thereafter until the redemption price (as so increased) is paid in full, subject to a maximum interest rate of fifteen percent (15%) per annum and with such interest to be compounded annually. Without limitation of the foregoing, the Corporation shall take such action as shall be necessary or appropriate to remove promptly any impediments to its ability to redeem the Redeemable Preferred Stock under the circumstances contemplated by this Section 4.2.5. Any successor to the Corporation shall agree, as a condition to such succession, to carry out and observe the obligations of the Corporation hereunder with respect to the Redeemable Preferred Stock.

(d)                                 Surrender of Certificates. Upon receipt of the applicable redemption price therefor, each holder of shares of Redeemable Preferred Stock so redeemed shall surrender the certificate or certificates representing such shares so redeemed to the Corporation, duly assigned or endorsed for transfer (or accompanied by duly executed stock powers relating thereto), or shall deliver an affidavit or agreement reasonably satisfactory to the Corporation to indemnify the Corporation (without the need to post any bond or other security for such obligation) from any loss incurred by it in connection therewith with respect to such certificates at the principal executive office of the Corporation or the office of the transfer agent for the Redeemable Preferred Stock or such office or offices in the continental United States of an agent for redemption as may from time to time be designated by notice to the holders of Redeemable Preferred Stock, and each surrendered certificate shall be canceled and retired.

4.2.6.                     Voting Rights: Directors.

(a)                                  General. Each holder of outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series 0 Preferred Stock, Series H Preferred Stock, Series I Preferred Stock and Series J Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock so held could be converted at the record date for determination of the stockholders entitled to vote, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. The holders of Series F Preferred Stock shall have no voting rights except as required by the DGCL. Except as required by law or as otherwise set forth herein, all shares of Preferred Stock and all shares of Common Stock shall vote together as a single class on all matters to come before the stockholders of the Corporation. Fractional votes by the holders of Preferred Stock shall not, however, be permitted, and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be disregarded.

(b)                                 Election of Directors. The Board of Directors shall consist of seven (7) directors elected as follows: (i) two directors shall be elected by the holders of the

Series A Preferred Stock, Series E Preferred Stock and Series H Preferred Stock, voting together as a single class; (ii) one director shall be elected by the holders of the Series I Preferred Stock, (iii) two directors shall be elected by the holders of the Series J Preferred Stock; (iv) one director shall be elected by the holders of Common Stock; and (v) one director shall be elected by the holders of the Common Stock and the Preferred Stock, voting together as a single class. Any vacancy in the Board of Directors occurring because of the death, resignation or removal of a director shall be filled by the vote or written consent of the holders of the class(es) or series entitled to fill such seat as provided in this Section 4.2.6(b). Any amendment to this Section 4.2.6(b) shall require the affirmative vote of (i) a majority of the outstanding Preferred Stock and Common Stock voting together as a single class and (ii) a majority of the outstanding Series J Preferred Stock. Any amendment to this Section 4.2.6(b) that would eliminate the right of the Series I Preferred Stock to elect one director requires the affirmative vote of the holders of a majority of the outstanding Series I Preferred Stock.

(c)                                  Protective Provisions.

(i)                                     The Corporation shall not, without first obtaining the approval of the holders of at least a majority of the then issued and outstanding shares of Series J Preferred Stock, take any action which (i) changes any of the rights, preferences or privileges of, or adversely affects the rights of, the Series J Preferred Stock including, without limitation, liquidation, redemption, dividend, voting or conversion rights; or (ii) authorizes, creates, reclassifies or issues shares of any class or series of equity securities, including any securities or obligations convertible into or exercisable for such equity securities, ranking senior to or in parity with the Series J Preferred Stock, including without limitation, with respect to any rights, preferences or privileges, including without limitation, relating to dividends, liquidation preference, voting and redemption; or (iii) amends or modifies the rights of the holders of any other series of Preferred Stock to confer on the holders of the shares of any such series of Preferred Stock rights, preferences or privileges that are senior to, in parity with or held by the holders of the Series J Preferred Stock, including without limitation, relating to dividends, liquidation preference, voting and redemption.

(ii)                                  The Corporation shall not, without first obtaining the approval of the holders of not less than a majority of the total number of shares of any remaining series of Preferred Stock (other than Series F Preferred Stock) then outstanding, amend the Corporation’s Certificate of Incorporation to alter or change any rights, preferences, or privileges of such series of Preferred Stock so as to materially and adversely affect such series of Preferred Stock.

(iii)                               In addition to the approvals required by clauses (i) and (ii) of this Section 4.2.6(c), the Corporation shall not, without first obtaining the approval of the holders of at least 51% of the issued and outstanding shares of Preferred Stock, voting together as a single class, or the approval of its Board of Directors, including at least four of the five directors elected solely by the holders of one or more series of Preferred Stock, if the Board of Directors is authorized under the DGCL to take such action without any stockholder vote, approval or consent, authorize or take any of the following actions:

(A)                              merge, consolidate, reorganize or enter into a share exchange with any other person or engage in any other transaction in which any person or group of persons shall, immediately after giving effect thereto, become or obtain the right to become the beneficial owner, directly or indirectly, of capital securities of the Corporation representing fifty percent (50%) or more of the aggregate voting power represented by all of the Corporation’s issued and outstanding capital securities;

(B)                                make any other distributions upon, or redeem, repurchase or otherwise acquire for value, any of the Corporation’s outstanding equity securities other than (I) conversions of Preferred Stock; (II) purchases at cost from departing employees pursuant to the terms of any stock option or purchase plan or arrangement approved by the Board of Directors (other than those of departing executive officers of the Corporation); (III) redemptions as provided in Section 4.2.5; (IV) distributions upon a Liquidation as provided in Section 4.2.3; and (V) the declaration or payment of dividends (other than cumulative dividends) as contemplated in this Certificate of Incorporation;

(C)                                provide for the voluntary liquidation, dissolution, winding up, recapitalization or reorganization of the Company;

(D)                               amend or waive any provision of the Corporation’s Certificate of Incorporation or Bylaws;

(E)                                 sell, license, convey or otherwise dispose of or encumber all or substantially all the assets of the Corporation;

(F)                                 materially change the business plan of the Corporation as approved by the Corporation’s Board of Directors;

(G)                                change in any material way the nature of the business of the Corporation or the manner in which that business is conducted;

(H)                               change in any material way the compensation of senior management;

(I)                                    increase expenditures in any year by $1 million or more in the aggregate above the aggregate amount of expenditure set forth in the Corporation’s annual budget for that year, which budget was approved by the Corporation’s Board of Directors prior to the beginning of that year,

(J)                                   incur indebtedness for borrowed money in an aggregate amount greater than $500,000; or

(K)                               amend in any material manner any existing or approves any new joint venture, material license or similar arrangement.

4.2.7.                     Preemptive Rights. The holders of Preferred Stock shall have preemptive rights as set forth in the Amended and Restated Stockholders’ Agreement dated as of May 8, 2003, among the Corporation and the “Holders” identified therein.

4.3.                              Common Stock.

4.3.1.                     Dividends. Subject to the rights and preferences applicable to the Preferred Stock outstanding at any time as herein set forth, the holders of shares of Common Stock shall be entitled to receive such dividends, payable in cash or otherwise, as may be declared thereon by the Board of Directors from time to time out of assets of funds of the Corporation legally available therefor; provided, that no dividends shall be declared or paid on any shares of Common Stock until all dividends accrued or declared but unpaid on the Preferred Stock shall have been paid in full; and, provided further, that when and as dividends are declared and paid on shares of Common Stock, the Corporation shall declare and pay at the same time, as provided in Section 4.2.2(b), to each holder of Preferred Stock a dividend equal to the dividend which would have been payable to such holder if the shares of such series of Preferred Stock held by such holder had been converted into Common Stock on the record date for the determination of holders of Common Stock entitled to receive such dividend.

4.3.2.                     Voting. Each holder of Common Stock shall have one vote for each share of Common Stock so held and shall be entitled to vote on all matters submitted to a vote of the stockholders of the Corporation, including, subject to Section 4.2.6(b), the election of directors.

4.3.3.                     Liquidation. Subject to the rights and preferences applicable to the Preferred Stock outstanding at any time as hereinafter set forth, upon a Liquidation, the holders of shares of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders.

ARTICLE 5

5.1.                              Notices. All notices to any party required or permitted to be sent pursuant to this Certificate (“Notices”) shall be contained in a written instrument addressed to such party at such party’s address as it appears on the books of the Corporation or such other address as may hereafter be designated in writing by the addressee to the addressor listing all parties and shall be deemed given (a) when delivered in person; (b) on the next business day after receipt confirming good transmission when sent by facsimile transmission; (c) the earlier of (i) the day of delivery or (ii) four (4) business days after being duly sent by first-class United States mail, postage prepaid and return receipt requested, or (d) the earlier of (i) the day of delivery or (ii) two (2) business days after being duly sent by United States overnight express mail or recognized express courier service.

ARTICLE 6

6.1.                              Indemnification. The Corporation shall indemnify and hold harmless each person who at any time is, or shall have been, a director or officer of the Corporation and was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding, to the maximum extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended. In furtherance of and not in limitation of the foregoing, the Corporation shall advance expenses, including attorneys’ fees, incurred by a director or officer of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such advances if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which any such director or officer may be entitled, under any bylaw, agreement, vote of directors or stockholders or otherwise.

6.2.                              Limitation on Liability. A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the Effective Date to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

6.3.                              Modification. Any repeal or modification of this Article 6 by either (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a Director at the time of such repeal or modification.

ARTICLE 7

7.1.                              Existence. The Corporation is to have perpetual existence.

ARTICLE 8

8.1.                              Bylaws. Except as otherwise provided by law or this Certificate of Incorporation, the Bylaws of the Corporation may be amended or repealed by the Board of Directors.